Exhibit 3.1

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED BYLAWS

OF

BION ENVIRONMENTAL TECHNOLOGIES, INC.

Pursuant to Section 53 of Article X of the Amended and Restated Bylaws of Bion Environmental Technologies, Inc. (the “Corporation”), adopted December 29, 2021 (the “Bylaws”), the Board of Directors of the Corporation hereby amends Article III of the Bylaws as follows, effective as of June 30, 2026:

A. New Section 22A – Lead Director

A new Section 22A is hereby added to Article III, to be inserted immediately following Section 22 (Manner of Acting) and immediately preceding Section 23 (Compensation), reading in its entirety as follows:

“Section 22A. Lead Director.

(a) Establishment. Commencing with the Corporation’s fiscal year beginning July 1, 2026, the Board of Directors may designate one non-employee director to serve as the Corporation’s “Lead Director.”

(b) Selection; Term. The Lead Director shall be designated by resolution of the Board (or, if the Board so determines, by a majority of the independent directors then in office), and shall serve at the pleasure of the Board until a successor is designated or the Lead Director’s earlier resignation, removal, or cessation of service as a director.

(c) Duties. The Lead Director shall work closely with the Chief Executive Officer on business strategy, key negotiations, and shareholder and other business relationship management, and shall perform such additional duties consistent with that role as the Board may from time to time assign.

(d) Compensation. The Lead Director shall receive additional compensation for service in that role, as set forth in the Director Compensation Policy adopted pursuant to Section 23.”

B. Amended and Restated Section 23 – Compensation

Section 23 of Article III is hereby amended and restated in its entirety to read as follows:

“Section 23. Compensation. Directors shall receive such compensation for their services as directors as may be determined by resolution of the board of directors, which compensation may be paid in cash, in equity awards granted under the Corporation’s equity incentive plan(s) then in effect, or in a combination thereof, in each case on such terms, including as to amount, form, timing and vesting, as the board of directors shall approve from time to time, including without limitation the terms set forth in any Director Compensation Policy adopted by the board of directors, as the same may be amended, restated or superseded by further resolution of the board. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor.”

All other provisions of the Bylaws remain unchanged and in full force and effect. (Sections following Section 22 will be renumbered as “23” becomes “22A”’s successor only insofar as the Corporation elects to formally reprint and renumber the Bylaws in a future restatement; the substantive amendment is effective as set forth above regardless of renumbering.)

DIRECTOR COMPENSATION POLICY

(Adopted by resolution of the Board of Directors pursuant to Section 23 of the Bylaws)

1. Purpose

This Director Compensation Policy (this “Policy”) sets forth the compensation payable to non-employee directors of the Corporation for service on the Board of Directors (the “Board”), as approved by the Board pursuant to Section 23 of the Bylaws.

2. Definitions

(a) “Compensation Year” means the twelve-month period from July 1 through and including the following June 30, corresponding to the Corporation’s fiscal year.

(b) “Anniversary Date” means June 30 of each year, the last day of a Compensation Year.

(c) “Annual Retainer” means the total compensation payable to a non-employee director under this Policy for service during a given Compensation Year, as set forth in Section 3.

(d) “Annual Award” means the number of shares of the Corporation’s common stock granted under the Incentive Plan in payment of a director’s Annual Retainer (or prorated portion thereof) for a Compensation Year, calculated by dividing the applicable dollar amount by the applicable Conversion Price.

(e) “Incentive Plan” means the Corporation’s equity incentive plan then in effect under which director awards are granted, as amended from time to time. Incentive Plan” means the Corporation’s 2006 Consolidated Incentive Plan (as amended) or the 2021 Equity Incentive Awards Plan, whichever plan is in effect at the time of the grant.

(f) “Conversion Price” means the price per share of common stock used to convert a director’s Annual Retainer (or prorated portion thereof) into shares of common stock, determined as set forth in Section 5.

(g) “Lead Director” means the non-employee director, if any, designated by the Board from time to time to serve in that role pursuant to Section 22A of the Bylaws.

(h) “Lead Director Retainer” means the additional annual compensation payable to the Lead Director under Section 3(c).

3. Amount of Retainers

(a) For the Compensation Year ended June 30, 2026 and the Compensation Year ending June 30, 2027, the Annual Retainer is $50,000. The Board has approved this rate in recognition of the additional workload, responsibility and liability assumed by directors in connection with the Corporation’s ongoing turnaround efforts.

(b) For the Compensation Year beginning July 1, 2027, and for each Compensation Year thereafter, the Annual Retainer is $25,000, unless otherwise changed by further resolution of the Board.

(c) Lead Director Retainer. Commencing with the Compensation Year beginning July 1, 2026, and for each Compensation Year thereafter, the director then serving as Lead Director shall receive an additional annual retainer of $25,000 (the “Lead Director Retainer”), on top of the Annual Retainer described in Section 3(b). If the Lead Director position is filled or vacated partway through a Compensation Year, the Lead Director Retainer for that Compensation Year shall be prorated based on the number of days served in that role during the Compensation Year, using the same day-count proration methodology described in Section 6(b).

(d) References in this Policy to a director’s “Annual Retainer” shall be deemed to include the Lead Director Retainer, if any, payable to that director for the applicable Compensation Year. The Annual Retainer and Lead Director Retainer for a given director and Compensation Year shall be aggregated and converted into a single Annual Award pursuant to Sections 4 through 6, at the same Conversion Price and on the same timing (advance, arrears, or prorated, as applicable) that governs that director’s Annual Retainer for that Compensation Year.

4. Form of Payment

The Annual Retainer shall be paid entirely in shares of the Corporation’s common stock granted as an Annual Award under the Incentive Plan, in lieu of cash, subject to the terms of the Incentive Plan and any award agreement entered into thereunder.

5. Timing and Pricing of Annual Awards

(a) General Rule – Payment in Advance. Beginning with the Compensation Year commencing July 1, 2027, each director serving on the Board on July 1 of a given year shall earn, and shall be granted on that date, the full Annual Award for the Compensation Year beginning on that date. The Conversion Price for such Annual Award shall be the average of the closing prices of the Corporation’s common stock for the ten (10) trading days ending on and including the immediately preceding Anniversary Date (June 30).

(b) Transition Years – Compensation Years Ended/Ending June 30, 2026, and June 30, 2027. Notwithstanding Section 5(a):

(i) For the Compensation Year ended June 30, 2026, each director who served on the Board for all or part of that Compensation Year shall receive the Annual Retainer for that year (or a prorated portion, in the case of a director who did not serve the full year, determined under Section 6), earned and granted in arrears following adoption of this Policy.

(ii) For the Compensation Year ending June 30, 2027, each director serving on the Board as of July 1, 2026, shall earn the full Annual Retainer for that Compensation Year.

(iii) The Annual Awards described in Sections 5(b)(i) and 5(b)(ii) shall be converted into shares at a Conversion Price equal to the price per share of the Corporation’s common stock in the Corporation’s anticipated financing that triggers conversion of the Corporation’s outstanding convertible notes (the “Note Conversion Financing”), rather than the ten-trading-day average described in Section 5(a). If the Note Conversion Financing has not been priced at the time such Annual Awards would otherwise be granted, the grant of such Annual Awards shall be deferred until the per-share price of the Note Conversion Financing is established.

(iv) Condition Precedent – No Note Conversion Financing. Notwithstanding Sections 5(b)(i) through 5(b)(iii), any reference in this Policy to compensation for the Compensation Years ended June 30, 2026 and ending June 30, 2027 (including, without limitation, any Lead Director Retainer aggregated therewith pursuant to Section 3(d)) having been “earned,” “accrued,” or otherwise fixed as of any date is for purposes of measuring service and eligibility only, and does not itself create a payable or vested right. The grant, issuance, vesting and payment of all such compensation is expressly conditioned upon, and shall not occur unless and until, the closing of the Note Conversion Financing. If the Note Conversion Financing does not close — whether because it is abandoned, terminated, or otherwise fails to occur — no cash, shares, or other compensation shall be granted, issued, or otherwise become payable under this Section 5(b) for the Compensation Years ended June 30, 2026 or ending June 30, 2027, notwithstanding any other provision of this Policy (including Sections 5(b)(i) and 5(b)(ii)) or any prior communication to a director regarding such compensation, and no director shall have any claim against the Corporation on account of service rendered during those Compensation Years other than as expressly conditioned herein. This condition precedent may only be waived or modified by further resolution of the Board.

6. New Directors

(a) A director who first joins the Board during a Compensation Year shall be compensated in arrears for his or her first year of service, rather than in advance under Section 5(a).

(b) If a new director joins the Board after July 1 of a Compensation Year, the Annual Retainer for that director’s initial, partial Compensation Year shall be prorated based on the number of days served during that Compensation Year, and converted into shares at the Conversion Price determined under Section 5(a) as of the next occurring Anniversary Date.

(c) Beginning with a new director’s second Compensation Year of service, the director shall participate in the general in-advance program described in Section 5(a) (or, if applicable, the transition rules in Section 5(b)) on the same basis as other directors.

7. Effect of Cessation of Service

The Board shall determine, and may set forth in the applicable award agreement, the treatment of any portion of an Annual Award attributable to a Compensation Year (or part thereof) not yet served if a director’s service terminates after an Annual Award has been granted in advance under Section 5(a).

8. Share Reserve; Plan Compliance

All Annual Awards shall be granted under, and are subject to the share reserve, individual award limits, and other terms of, the Incentive Plan. If the Incentive Plan does not have sufficient shares available for an Annual Award, or if an Annual Award would exceed any applicable individual limit under the Incentive Plan, the Board shall determine an alternative form, amount or timing of payment for the affected director(s).

9. Administration; Amendment

This Policy shall be administered by the Board (or a committee thereof). The Board may amend, suspend or terminate this Policy at any time by further resolution.